Exhibit 3.14

OPERATING AGREEMENT

OF

QUAD/MED, LLC

(a Delaware limited liability company)

THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE INTERESTS ARE RESTRICTED SECURITIES WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933. AS A RESULT, THE INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTIONS THEREFROM).

OPERATING AGREEMENT
OF
QUAD/MED, LLC

THIS AGREEMENT is made and entered into as of August 1, 1999 by and between Quad/Graphics, Inc., a Wisconsin corporation (the “Sole Member”), and Quad/Med, LLC, a Delaware limited liability company (the “Company”), for the purpose of setting forth the rights, obligations and restrictions relating to the operation and management of the Company and to have the force of a limited liability company agreement as provided for in the Delaware Limited Liability Company Act.

In consideration of the mutual promises made in this Agreement, the Company shall be managed and operated pursuant to this Agreement as follows:

ARTICLE 1
General Provisions

Section 1.1.  Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A.

Section 1.2.  Name. The name of the Company is Quad/Med, LLC.

Section 1.3.  Registered Office and Agent. The Company’s initial registered agent and initial registered office shall be the person and the location reflected in the Certificate of Formation as filed in the office of the Delaware Secretary of State.

Section 1.4.  Purpose. The Company shall have the authority to engage in any activity related to the provision of medical services by health care professionals or related to the provision of administrative or consulting services in the health care field and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

ARTICLE 2
Capital Contributions

Section 2.1.  Capital Contributions. The Sole Member has contributed, through a series of mergers, all of the assets and liabilities of Quad/Med, Inc. in return for a Membership Interest (the “Initial Capital Contribution”).

Section 2.2.  Additional Capital Contributions. The Sole Member may, but shall not be required to, make Capital Contributions to the Company in addition to the Initial Capital Contribution.

Section 2.3.  Additional Members. The Sole Member, in its sole discretion, may admit additional members to the Company for such consideration and on such terms and conditions as shall be established by the Sole Member.

ARTICLE 3
Distributions

Section 3.1.  Limitation. Distributions may be made only to the extent permitted by law and consistent with the Company’s obligations to its creditors.

Section 3.2.  Distributions. Subject to Section 3.1, the Company shall make Distributions to the Sole Member at such times and in such amounts as determined by the Board.

ARTICLE 4
Management; Indemnification

Section 4.1.  Management. The management of the Company shall be vested in a Board consisting of such number of members as determined by the Sole Member from time to time. Each Board Member shall he appointed by the Sole Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board. The Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement. The initial Board shall consist of three (3) Board Members.

Section 4.2.  Rights and Powers of Board. Except as otherwise provided in this Agreement, the Board shall have full, exclusive, and complete power to manage and control the business and affairs of the Company and shall have all of the rights and powers provided to a manager of a limited liability company under Subchapter IV of the Act.

Section 4.3.  Tenure. Each Board Member shall hold office upon appointment thereto by the Sole Member until his or her death, resignation or removal by the Sole Member. A Board Member may resign at any time by delivering written notice to the Sole Member. A Board Member’s resignation is effective when the notice is delivered unless the notice specifies a later effective date. A Board Member may be removed from office by the Sole Member at any time.

Section 4.4.  Meetings. Meetings of the Board may be called by any Board Member. The Board may fix any place, either within or without the State of Wisconsin, as the place for holding any meeting of the Board, and if no other place is fixed the place of the meeting shall be the principal business office of the Company in the State of Wisconsin. The Board may, but is not required to, conduct annual meetings.

Section 4.5.  Notice: Waiver. Notice of each meeting of the Board shall be given by written notice delivered in person, by telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, to each Board Member at his or her business address or at such other address as such Board Member shall have designated in writing filed with the Company, in each case not less than twelve hours prior to the meeting. The notice need not describe the purpose of the meeting of the Board or the business to be transacted at such meeting. Whenever any notice is required to be given to any Board Member of the Company under this Agreement or any provision of applicable law, a waiver thereof in writing, signed at any time, whether before or after the date and time of meeting, by the Board Member entitled to such notice shall be deemed equivalent to the giving of such notice. A Board Member’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the Board Member at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4.6.  Quorum. Except as otherwise provided by applicable law or this Agreement, a majority of the Board Members appointed pursuant to Section 4.1 shall constitute a quorum for the transaction of business at any meeting of the Board. A majority of the Board Members present (though less than such quorum) may adjourn any meeting of the Board from time to time without further notice.

Section 4.7.  Manner of Acting. Unless otherwise required by law and except as allowed in Section 4.10, all actions of the Board shall require the affirmative vote of the Board Members present at a meeting of the Board at which a quorum is present.

Section 4.8.  Vacancies. Except as provided below, any vacancy occurring in the Board, including a vacancy resulting from an increase in the number of Board Members, shall be filled by the Sole Member. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new Board Member may not take office until the vacancy occurs.

Section 4.9.  Telephonic Board Meetings. Except as herein provided, and notwithstanding any place set forth in the notice of the meeting or this Agreement, Board Members may participate in regular or special meetings by, or through the use of, any means of communication by which (i) all participants may simultaneously hear each other, such as by conference telephone, or (ii) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants. If a meeting is conducted by such means, then at the commencement of such meeting, the presiding person shall inform the participating Board Members that a meeting is taking place at which official business may be transacted.

Section 4.10.  Action Without Meeting. Any action required or permitted by this Agreement or by applicable law to be taken at a meeting of the Board may be taken without a meeting. The action shall be evidenced by one or more written consents describing the action taken, signed by a majority of the current Board Members appointed pursuant to Section 4.1. Such action shall be effective as of the date specified in the written consent.

Section 4.11.  Delegation to Officers of the Company. The Board may, from time to time, appoint any person, including employees or agents of the Company, to any of the offices set forth below. Any number of titles may be held by the same person. Any delegation pursuant to this Section 4.11 may be revoked at any time by the Board. Any person so delegated under this Section 4.11 shall only have such authority as is set forth in the description of the respective office below and shall not be considered a “manager” as defined in Section 18-101 of the Act except to the extent necessary to exercise such authority. Nothing contained in this Section 4.11 shall grant to any officer the authority or power to take any action requiring the agreement, consent or vote of the Board or Sole Member unless the same has been obtained.

(a)           President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board, shall in general supervise and control all of the business and affairs of the Company. The President shall, when present, preside at all meetings of the Sole Member and of the Board. He or she shall have authority, subject to such rules as may be prescribed by the Board, to appoint such officers, agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such officers, agents and employees shall hold office at the discretion of the President. The President shall have authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by resolution of the Board; and, except as otherwise provided by law or the Board, he or she may authorize any Vice President or other officer or agent of the Company to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board from time to time. The execution of any instrument of the Company by the President shall be conclusive evidence, as to third parties, of his or her authority to act in the name of and bind the Company.

(b)           The Vice Presidents. In the absence of the President or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

(c)           The Secretary. The Secretary shall: (i) keep minutes of the meetings of the Sole Member and of the Board (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Sole Member or the Board (or committees thereof) without a meeting); (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the Act; (iii) be custodian of the Company records; (iv) maintain or cause an authorized agent to maintain a record of the members of the Company, in a form that permits preparation of a list of the names and addresses of all members; (v) tabulate, or cause an authorized agent to tabulate, votes cast at meetings of members; and (vi) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the President or by the Board.

(d)           The Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) maintain appropriate accounting records; (iii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall he selected in accordance with Section 7.2; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board shall determine.

(e)           Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board may from time to time authorize. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board.

(f)            Other Assistants and Acting Officers. The Board shall have the power to appoint, or to authorize any duly appointed officer of the Company to appoint, any person to act as assistant to any officer, or as agent for the Company in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board or the appointing officer.

Section 4.12.  Removal. The Board may remove any Officer and, unless restricted by the Board or this Agreement, an Officer may remove any Officer or assistant Officer appointed by that Officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the Officer removed. The appointment of an Officer does not of itself create contract rights.

Section 4.13.  Resignation. An Officer may resign at any time by delivering notice to the Board. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the Board accepts the later effective date.

Section 4.14.  Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board or by the President for the unexpired portion of the term. If a resignation of an Officer is effective at a later date as contemplated by Section 4.13 hereof, the Board may fill the pending vacancy before the effective date if the Board provides that the successor may not take office until the effective date.

Section 4.15.  Indemnification. The Company shall, to the maximum extent provided by law, indemnify, defend, and hold harmless the Board Members, Sole Member and their respective Affiliates and the Officers (each, an “Actor”), to the extent of the Company’s assets, for, from, and against any liability, damage, cost, expense, loss, claim, or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Company, the Board, the Sole Member, its Officers, or any of its or their agents in connection with the business of the Company, including without limitation, attorneys’ fees and costs incurred by the Actor in settlement or defense of such claims. Notwithstanding the foregoing, no Actor shall be so indemnified, defended, or held harmless for claims based upon such Actor’s acts or omissions which constitute (a) a breach of this Agreement, (b) fraud, (c) willful misconduct, (d) a breach of fiduciary duty owed by such Actor to the Company or its members or (e) violation of the criminal law, unless the such Actor had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful. Amounts incurred by an Actor in connection with any action or suit arising out of or in connection with Company affairs shall be reimbursed by the Company if such action or suit does arise in a matter for which indemnification is available under this Section 4.15 (provided that the Company shall in all events advance expenses of defense, but only if the Actor undertakes in writing to repay the advanced funds to the Company if the Actor is finally determined by a court of Competent jurisdiction to not be entitled to indemnification pursuant to the provisions of this Section 4.15).

Section 4.16.  Compensation of Board Members and Officers.

(a)           Fees. The Company may pay the Board Members and Officers any reasonable fees or other compensation for their services.

(b)           Reimbursable Expenses. The Company may reimburse the Board Members and Officers for all reasonable actual out-of-pocket expenses (including but not limited to legal fees) incurred in connection with the carrying out of the duties set forth in this Agreement and the management of the Company.

ARTICLE 5
Transfer of Membership Interests

Section 5.1.  General. All or any portion of the Sole Member’s Membership Interest may be Transferred by the Sole Member in whole or in part at any time. Upon the Transfer by the Sole Member of all or part of its Membership Interest, the transferee shall be admitted as a member of the Company at the time the Transfer is completed; provided, however, that such transferee agrees in writing to be bound by the terms and conditions of this Agreement.

Section 5.2.  Involuntary Transfer. In the event of an Involuntary Transfer of all or any part of a Membership Interest, the Creditor Transferee shall only be entitled to receive a Distribution upon the liquidation of the Company.

ARTICLE 6
Dissolution, Termination, and Liquidation
of Company

Section 6.1.  Dissolution. The Company shall be dissolved upon the happening of any of the following:

(a)           A vote by the Sole Member to dissolve the Company;

(b)           The Company being adjudicated insolvent or bankrupt; or

(c)           Entry of a decree of judicial dissolution.

Section 6.2.  Termination. The Company’s dissolution shall be effective on the date of any event of dissolution under Section 6.1, but the Company shall not terminate until articles of dissolution have been duly filed under the Act, the Company’s affairs have been wound up, and the Company’s assets have been Distributed as provided in Section 6.3 below. Notwithstanding the Company’s dissolution, this Agreement shall continue to govern the Company’s business until the Company is terminated and liquidated.

Section 6.3.  Liquidation. The Sole Member shall appoint a liquidator of the Company, who may, but need not be, an Officer. The liquidator shall have the same authority granted to the Board in Section 4.1 above and shall proceed with the winding up of the Company by applying and Distributing its assets as follows:

(a)           Payment of Debts to Third Parties. The assets shall first be applied to the payment of the Company’s liabilities and the liquidation expenses. A reasonable time shall be allowed for the orderly liquidation of the Company’s assets and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from the liquidation.

(b)           Return of Capital Contributions. The remaining assets shall be Distributed to the Sole Member in accordance with its unreturned Capital Contributions.

(c)           Reserve. Notwithstanding the provisions of Section 6.3(a) and Section 6.3(b), the liquidator may retain any amount that the liquidator reasonably deems necessary as a reserve for any contingent liabilities or obligations of the Company. These funds shall, after the passage of a reasonable period of time, be Distributed in accordance with the provisions of this Article 6.

Section 6.4.  Distributions in Kind. If any of the Company’s assets are to be distributed in kind, those assets shall be distributed on the basis of their value, and any person entitled to an interest in the assets shall receive the interest as a tenant-in-common with all other persons so entitled.

Section 6.5.  Limitation on Liability. Each holder of Membership Interests shall look solely to the Company’s assets for all Distributions from the Company and the return of its Capital Contributions to the Company and shall have no recourse (upon dissolution or otherwise) against any other member of the Company.

ARTICLE 7
Books and Records

Section 7.1.  Books and Records. The Company’s books and records, including the records identified in Section 18-305 of the Act, shall be maintained at the Company’s principal office and shall be available for examination by the Sole Member or its duly authorized representative(s) at any reasonable time. The Company shall insure at all times that it maintains records and books of accounts which are separate from those of any other corporation, company or entity, including its affiliates.

Section 7.2.  Company Funds. The Company’s funds may be deposited in such financial institutions or depositories as the Board determines, and withdrawals shall be made only in the regular course of the Company’s business on such signature or signatures of the Board Members or Officers as the Board determines. All deposits and other funds not needed in the operation of the business may be invested in such investments as the Board determines

ARTICLE 8
Reports

The Company shall provide the Sole Member such financial or other information regarding the Company as requested by the Sole Member, including without limitation such tax information as is necessary or appropriate for the preparation by the Sole Member of its federal and state income tax returns.

ARTICLE 9
Miscellaneous

Section 9.1.  Amendments to Agreement. The Sole Member reserves the right to amend, alter, change or repeal any provision contained in this Agreement in any manner now or hereafter provided herein or by statute.

Section 9.2.  Binding Provisions. The agreements contained in this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

Section 9.3.  Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its choice of law provisions.

Section 9.4.  Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions are determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of those portions of this Agreement that are valid.

Section 9.5.  Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 9.6.  Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa.

Section 9.7.  Third-Party Beneficiaries. The agreements contained in this Agreement inure solely to the benefit of the parties to this Agreement. Except in an action brought by, but not on behalf of, the Sole Member, no provision of this Agreement is specifically enforceable, and no provision of this Agreement shall be construed to create any third-party beneficiaries, including, without limitation, creditors of the Company and transferees of interests in the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

QUAD/MED, LLC (“Company”)

By:	/s/ John C. Fowler
John C. Fowler, Treasurer

QUAD/GRAPHICS, INC.
(“Sole Member”)

By:	/s/ John Fowler
John Fowler, Vice President-Finance

Exhibit A

DEFINITIONS

For purposes of the Agreement, the following terms shall have the meanings ascribed to them, and any derivatives of these terms shall have correlative meanings (except as noted, references to “Sections” and “Articles” are references to Sections and Articles of the Agreement):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Board” means the board vested with authority to manage the business and affairs of the Company.

“Board Member” means any person or entity appointed to the Board by the Sole Member in accordance with Article 4.

“Capital Contribution” means the gross amount of cash, property, services rendered, or promissory notes or other written obligations to provide cash or property or to perform services contributed to the Company by the Sole Member with respect to its Membership Interest as reflected in the Company’s books and records.

“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Delaware Secretary of State.

“Company” means Quad/Med, LLC.

“Creditor Transferee” means any creditor, receiver, trustee, or similar person to whom a Membership Interest is Transferred by Involuntary Transfer.

“Distribution” means the aggregate amount of any payment pursuant to Article 3 to the Sole Member with respect to its Membership Interest of cash, property, services rendered, or promissory notes or other obligations to provide cash or property or to perform services.

“Involuntary Transfer” means any Transfer of a Membership Interest by operation of law or in any transaction, proceeding, or action by or in which a member of the Company would, but for the provisions of Section 5.2 above, be involuntarily deprived or divested of any right, title, or interest in or to its Membership Interest.

“Officers” means any of the persons holding a Company office pursuant to Section 4.11.

“Membership Interest” means the Company’s equity interests representing the ownership rights and obligations of a member of the Company, including the benefits to which a member is entitled and the commitments for which a member is responsible under the Act and as provided in the Agreement.

“Sole Member” means Quad/Graphics, Inc., the sole member of the Company.

“Transfer” means sell, give, assign, pledge or otherwise encumber, divest, dispose of, or transfer ownership or control of all, any part of, or any interest in, whether voluntarily or by operation of law, but does not include, with respect to Membership Interests, a pledge of the Membership Interest to a financial institution solely as security for a Company debt.